UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2017

RENTECH, INC.

(Exact name of registrant as specified in its charter)

Colorado	001-15795	84-0957421
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1000 Potomac Street NW, 5th Floor Washington, DC	20007
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (202) 791-9040

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 29, 2017, the Audit Committee of the Board of Directors of Rentech, Inc. (the “Company”) concluded that the Company’s consolidated financial statements for the three and six months ended June 30, 2016 and the three and nine months ended September 30, 2016 included in the Company’s Form 10-Q for the periods ended June 30, 2016 and September 30, 2016, respectively, should no longer be relied upon for the reasons described below.

The Company plans to include financial information detailing the restatement for the interim three and six month periods ended June 30, 2016 and the three and nine month periods ended September 30, 2016 in its annual report on Form 10-K for the year ended December 31, 2016.  The Company is restating these financial statements to correct errors in its provision for income taxes involving non-cash deferred taxes and the allocation of tax benefit and tax expense between continuing operations and discontinued operations.

On April 1, 2016, Rentech completed the merger of Rentech Nitrogen Partners, L.P. (“RNP”) into CVR Partners, L.P. (“CVR”).  Pursuant to the merger agreement, each outstanding unit of RNP was exchanged for 1.04 common units of CVR (“CVR Common Units”) and $2.57 of cash. The Company received merger consideration of $59.8 million of cash and 24.2 million CVR Common Units. The Company used 17.0 million CVR Common Units received in the merger and $10.0 million of cash to: (i) repurchase and retire all $100 million of the Company’s Series E Convertible Preferred Stock held by certain funds managed by or affiliated with GSO Capital Partners LP (the “GSO Funds”) and (ii) repay approximately $41.7 million of debt under the Company’s credit agreement with the GSO Funds. Following the merger and related transactions, the Company owns approximately 7.2 million CVR Common Units.

The Company recorded adjustments to deferred tax assets and liabilities related to the merger during the three months ended June 30, 2016. Based upon further review of the accounting for the transaction in connection with the preparation of its financial statements for the year ended December 31, 2016, the Company determined that a book and tax basis difference existed of approximately $60 million related to the investment in CVR immediately following the transaction. The Company has therefore concluded that it should have recorded a non-cash deferred tax liability, which would have resulted in approximately $21.3 million of additional income tax expense in the quarter and six months ended June 30, 2016 and approximately $19.9 million of additional tax expense for the nine months ended September 30, 2016 (due to a reduction of approximately $1.4 million in income tax expense for the three months ended September 30, 2016).

The Company has also determined that the allocation of tax benefit and expense between continuing operations and discontinued operations for the affected periods should be amended due to the release of a valuation allowance that was improperly classified.  The change in allocation of this item does not impact consolidated net income.  The Company expects income tax benefit from continuing operations and income tax expense from discontinued operations to be reduced by approximately $100 million and $80 million, respectively, for the three and six months ended June 30, 2016, as well as the nine months ended September 30, 2016 due to the classification error of the valuation allowance release and the need to record the deferred tax liability for the CVR Common Units received in the merger transaction.

The Company is also assessing any impact of its tax provision preparation and review processes on its assessment of its internal control over financial reporting, which will be reported under Item 9A in the Company’s annual report on Form 10-K for the year ended December 31, 2016.

Management and the Audit Committee of the Company’s Board of Directors have discussed with the Company’s current and prior independent registered public accounting firms the matters disclosed in this Item 4.02(a).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Date: April 4, 2017	By: /s/ Paul Summers
Paul Summers Chief Financial Officer